Exhibit 5.1

July 30, 2021

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278

Ladies and Gentlemen:
We have acted as counsel to Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Preliminary Prospectus Supplement dated July 28, 2021 and a Final Prospectus Supplement dated July 29, 2021 (the Preliminary Prospectus Supplement and the Final Prospectus Supplement collectively, the “Prospectus Supplement”), to a Registration Statement (File No. 333-251148) on Form S-3 (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). We have also participated in the preparation of a prospectus which is contained in the Registration Statement (the “Prospectus”). The Prospectus Supplement relates to the sale of an aggregate of 10,547,866 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), including up to 2,386,364 shares of Common Stock that may be sold pursuant to exercise of an option granted to the Underwriters (as defined below), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 7,747,589 shares of Common Stock (the “Pre-Funded Warrant Shares”) in an offering in which Guggenheim Securities, LLC is acting as representative of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”), and pursuant to an underwriting agreement dated July 29, 2021.

In connection with the opinions hereinafter expressed, we have examined, among other things: (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the Registration Statement, (iv) the Prospectus Supplement, (v) the Underwriting Agreement, (vi) the Form of Pre-Funded Warrant to Purchase Common Stock, (vii) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company, and (viii) such other documents and questions of law as we have deemed necessary or appropriate for purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon and subject to the foregoing, we are of the opinion that:

(i)     The Shares have been duly authorized and, when issued and against payment therefor in accordance with the Underwriting Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

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Infrastructure and Energy Alternatives, Inc.
July 30, 2021

(ii)     The Pre-Funded Warrants have been duly authorized and, when issued and against payment therefor in accordance with the Underwriting Agreement and the Prospectus Supplement, will constitute binding obligations of the Company and will be enforceable in accordance with their terms.

(iii)     The Pre-Funded Warrant Shares have been duly authorized and, when issued upon exercise thereof and against payment therefor in accordance with the Underwriting Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:
A.We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Delaware and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of Delaware and the United States of America. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.The opinions in clause (ii) above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
We hereby consent to the filing of this opinion of counsel as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Jones Walker LLP

Jones Walker LLP